Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Elects Stephen Kramer to Board of Directors

ANN ARBOR, Michigan, June 30, 2025: Domino’s Pizza, Inc. (Nasdaq: DPZ), the largest pizza company in the world, today announced the election of Stephen H. Kramer to its Board of Directors.

“We are thrilled to welcome Stephen to the Domino’s Board of Directors,” said David Brandon, Domino’s Executive Chairman. “We are confident he will bring valuable insights and outstanding experience to our board. We look forward to the contributions Stephen will make as we work with our outstanding leadership team to achieve the goals and aspirations embodied in our Hungry for MORE strategy.”

Kramer currently serves as President, Chief Executive Officer and a member of the Board of Directors of Bright Horizons Family Solutions Inc. (NYSE: BFAM). He has served as CEO and board member since January 2018 and as President since January 2016. Kramer joined Bright Horizons in September 2006 through the acquisition of College Coach, a company he co-founded. Earlier in his career, Kramer worked at Fidelity Ventures and Arthur D. Little.

“I am honored to serve on the Domino’s Board and excited to work with fellow directors and the talented leadership team to achieve Domino’s strategic priorities and long-term goals,” said Kramer. “Domino’s is a people-first business powered by what is possible when you focus on culture, innovation, integrity and community. It is inspiring to see the global impact the brand has made for customers, franchisees and employees.”

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 21,300 stores in over 90 markets. Domino’s had global retail sales of over $19.2 billion in the trailing four quarters ended March 23, 2025. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the first quarter of 2025. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2024 via digital channels and has developed many innovative ordering platforms.

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